Exhibit 99.1

PRESS RELEASE

Cool Holdings Announces Name Change to

“Simply, Inc.”, Ticker Symbol Change to “SIMP”

and 1-for-10 Reverse Stock Split

MIAMI, October 13, 2020 – Cool Holdings, Inc. (OTCQB: AWSM) (the “Company” or “Cool Holdings”) announced today that it will change its name to “Simply, Inc.”, change its ticker symbol on the OTCQB Venture Market to “SIMP” and effect a 1-for-10 reverse stock split (the “Reverse Stock Split”).  All of these corporate actions will be effective as of the open of trading on October 14, 2020 (the “Effective Date”) and the Company’s common stock will thereafter begin trading on a split-adjusted basis.  The new CUSIP number for the common stock will be 82901A105.  The Company’s new corporate website will be located at www.simplyinc.com.

The Reverse Stock Split will reduce the number of shares of the Company’s common stock currently issued and outstanding from approximately 54,648,570 shares to approximately 5,464,857 shares, with fractional shares of common stock resulting from the Reverse Stock Split being rounded up to the next whole share of common stock. Proportional adjustments will be made to the conversion and exercise prices of the Company’s outstanding warrants and stock options and to the number of shares issued and issuable under the Company’s equity compensation plans. There will be no change to the number of authorized shares of the Company's common stock.

Commenting on the actions, Reinier Voigt, Chief Executive Officer of Cool Holdings, stated: “Over the last 12 months, we have completely transformed our Company, both operationally and financially.  In September 2019 we acquired Simply Mac, the largest Apple Premiere Partner in the U.S.  In January 2020, we sold our chain of OneClick stores in Argentina, and then in April 2020 we sold our chain of OneClick stores in the Dominican Republic.  Over the course of this period, we also wound down the business of our Cooltech Distribution unit.  Consequently, we no longer conduct any international business and we are entirely focused on operating and growing our Simply Mac business.  Furthermore, through debt restructuring conducted from October 2019 through March 2020, we eliminated $22.4 million, or 92%, of the $24.4 million of debt we carried after the Simply Mac acquisition.  We believe that our corporate name has been closely associated with our previous business model, and after our transformation, we want to rebrand ourselves so that our name more appropriately reflects our current operations and strategy.  Simply Mac is the core of our business, and we may consider adding complementary or adjacent businesses in the future.  Our goal for the reverse stock split is to elevate our stock above the penny stock level, improve the marketability and liquidity of the shares and draw more attention to our Company and our new strategy from influential investors and analysts.”

Information for Stockholders

Upon effectiveness of the Reverse Stock Split, every ten shares of the Company’s issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share, without any change in either the par value per share or the total number of authorized shares. The Company will not issue any fractional shares in connection with the Reverse Stock Split. Instead, fractional share interests will be rounded up to the next whole number. The Reverse Stock Split will not modify the rights or preferences of the common stock.

The Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), will act as its exchange agent for the Reverse Stock Split. Computershare will provide stockholders of record holding physical certificates representing pre-split shares with a letter of transmittal and instructions for the exchange of share certificates. Registered stockholders holding pre-split common shares electronically in book-entry form are not required to take any action to receive post-split shares. Similarly, stockholders owning common shares via a broker or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes, and will not be required to take any action in connect with the Reverse Stock Split. Computershare can be reached at (303) 262-0786.

About Cool Holdings, Inc.

Cool Holdings is a Miami-based company that is the parent of Simply Mac, a chain of 41 retail stores operating in 17 states and an authorized reseller under the Apple Premier Partner program of Apple products and other high-profile consumer electronic brands. Additional information can be found on its website at www.coolholdings.com and www.simplymac.com.

Forward-looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including those related to our ability to execute on our new strategy, our ability to achieve profitability, our stock price, the future growth of our business and the addition of complementary or adjacent businesses in the future, involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements, including actions by third parties, including Apple. A list and description of various risk factors related to Cool Holdings, Inc. can be found and reviewed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which can be accessed under the Company’s profile at www.sec.gov. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release, except as required by law.

All product names, logos, and brands are property of their respective owners. All company, product and service names used in this website are for identification purposes only. Use of these names, logos, and brands does not imply endorsement.

Contact:

Vernon A. LoForti, CFO
vern.loforti@coolholdings.com

PRESS RELEASE

Cool Holdings Clarifies Timing of

Ticker Symbol Change to “SIMP”

MIAMI, October 13, 2020 – Cool Holdings, Inc. (OTCQB: AWSM) (the “Company” or “Cool Holdings”) announced earlier today that effective October 14, 2020 it will change its name to “Simply, Inc.” (the “ Name Change”), change its ticker symbol on the OTCQB Venture Market to “SIMP” and effect a 1-for-10 reverse stock split (the “Reverse Stock Split”).  However, because of a rule imposed by FINRA in situations where a name change and reverse stock split are conducted simultaneously, the ticker symbol change cannot be affected immediately.  Rather, the ticker symbol for the Company’s common shares will change to “AWSMD” for a period of 20 trading days after the Name Change and Reverse Stock Split are effected, after which the ‘D’ will be removed from the Company’s ticker symbol, and, beginning November 11, 2020, the Company’s ticker symbol will change to “SIMP”.

About Cool Holdings, Inc.

Cool Holdings is a Miami-based company that is the parent of Simply Mac, a chain of 41 retail stores operating in 17 states and an authorized reseller under the Apple Premier Partner program of Apple products and other high-profile consumer electronic brands. Additional information can be found on its website at www.coolholdings.com and www.simplymac.com.

All product names, logos, and brands are property of their respective owners. All company, product and service names used in this website are for identification purposes only. Use of these names, logos, and brands does not imply endorsement.

Contact:

Vernon A. LoForti, CFO
vern.loforti@coolholdings.com